Exhibit 10.1

BAR HARBOR BANKSHARES AND SUBSIDIARIES

EQUITY INCENTIVE PLAN OF 2015

RESTRICTED STOCK UNIT AGREEMENT

(SVP PHANTOM SHARES)
COVER SHEET

Bar Harbor Bankshares and Subsidiaries (collectively, the “Company”) hereby grants Restricted Stock Units (the “Restricted Stock Units”) relating to shares of its common stock, par value $2.00 per share (the “Stock”), to the individual named below as the Participant, subject to the terms and conditions set forth in this cover sheet and in the attachment (together the “Agreement”) and in the Company’s Equity Incentive Plan of 2015 (as amended from time to time, the “Plan”).

Grant Date:
Name of Participant:
Number of Restricted Stock Units Subject to Award:
Vesting Schedule:

By your signature below, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which has been made available to you.  You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)

Name:
Title:

Attachment

This is not a stock certificate or a negotiable instrument.

 BAR HARBOR BANKSHARES AND SUBSIDIARIES

EQUITY INCENTIVE PLAN OF 2015

RESTRICTED STOCK UNIT AGREEMENT

(SVP PHANTOM SHARES)

Restricted Stock Units

This Agreement consists of an Award of Restricted Stock Units in the number set forth on the cover sheet and subject to the terms and conditions set forth in the Agreement, in the Plan, and on the cover sheet (the “Restricted Stock Units”).

Number and Vesting of Restricted Stock Units

Your right to the Restricted Stock Units vests on the Vesting Date as set forth in the Vesting Schedule on the cover sheet, subject to your Continuous Service through the Vesting Date, except as provided in this Agreement; provided, however, that for purposes of vesting, fractional number of shares of Restricted Stock Units shall be rounded down to the nearest whole number.  You cannot vest in more than the number of Restricted Stock Units covered by this Award.  No additional Restricted Stock Units will vest after your Continuous Service has terminated for any reason, except as provided below.

Cash Settlement of Vested Restricted Stock Units

Restricted Stock Units, to the extent vested and payable, shall be paid in the form of cash for each Restricted Stock Unit that is vested and payable. The amount of the payment that you will receive with respect to any such vested and payable Restricted Stock Units shall be determined by multiplying the number of Restricted Stock Units payable by the Fair Market Value of one (1) share of Stock on the Vesting Date.

Transferability

The Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment, or similar process.  If you attempt to do any of these things, you will immediately and automatically forfeit your Restricted Stock Units.

Vesting and Delivery upon Termination of Restricted Stock Units

Death/Disability/Retirement.  If your Continuous Service terminates prior to vesting of your Restricted Stock Units because of your death, Disability, or Retirement (as defined below), a pro-rated portion of the unvested Restricted Stock Units shall vest on and become payable as of the Vesting Date, subject to your compliance with the applicable post-employment covenants as described below.

Other Termination of Continuous Service.  If you incur a termination of Continuous Service for any reason other than those specified above, whether voluntary or involuntary and prior to the earlier of the Vesting Date or a Change in Control, you will forfeit all rights to the Restricted Stock Units.

Definition of Retirement	For purposes of this Agreement, “Retirement” means your separation from Continuous Service (other than for Cause) after attaining either (i) age 65 or (ii) age 60 and ten years of service.
Leaves of Absence; Transfers out of SVP Position

For purposes of this Agreement, your Continuous Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law.  Your Continuous Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

Notwithstanding any provision in this Agreement to the contrary, if you remain in Continuous Service but, before the Vesting Date, transfer out of your current Senior Vice President (SVP) position, whether as a result of a demotion, reassignment, promotion, or otherwise, the number of Restricted Stock Units that become vested and payable as of the Vesting Date in accordance with the terms hereof shall be pro-rated for the period actually served in your current SVP position.

The Committee determines, in its sole discretion, which leaves count for this purpose, and when your Continuous Service terminates for all purposes under the Plan.

Change in Control

In the event of a Change in Control before the Vesting Date and subject to your Continuous Service through the effective time of the Change in Control, 100% of the unvested Restricted Stock Units shall vest.  Notwithstanding anything in this Agreement to the contrary, in such case, the Fair Market Value for purposes of determining the amount of the cash payment with respect to the Restricted Stock Units shall be the based on the Fair Market Value of the Stock determined on the tenth business day preceding the date of the Change in Control.

Withholding Taxes

You agree as a condition of this award of Restricted Stock Units, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the receipt of, vesting of, or otherwise with respect to the Restricted Stock Units.  In that regard, the Company is authorized to withhold any such amounts from any cash payment otherwise due under this Agreement.

Retention Rights

Neither your Restricted Stock Units nor this Agreement gives you the right to be retained or employed by the Company (or any of its Affiliates) in any capacity.  The Company (and any Affiliate) reserves the right to terminate your Continuous Service with or without notice and with or without Cause.

Stockholder Rights

You have no rights as a stockholder with respect to the shares of Stock underlying the Restricted Stock Units. No adjustments are made for dividends, dividend equivalents, distributions, or other rights, except as described in the Plan.

Adjustments

In the event of a stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, or a similar change in the Stock, the number of shares covered by the Restricted Stock Units will be adjusted by the Committee (and rounded down to the nearest whole number) in accordance with the terms of the Plan.  The Committee adjustments will be final, binding, and conclusive.

Corporate Activity

Your Restricted Stock Units shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity, consistent with Section 14 of the Plan.

Forfeiture of Rights

If you should take actions in violation or breach of, or in conflict with, any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate, any confidentiality obligation with respect to the Company or any Affiliate, otherwise in competition with the Company or any Affiliate, any material Company or Affiliate policy or procedure, any other agreement, or any other obligation to the Company or any Affiliate, the Company has the right to cause an immediate forfeiture of your rights to the Restricted Stock Units, and the Restricted Stock Units shall immediately and automatically expire.

In addition, if you have been paid cash in settlement of any portion of the Restricted Stock Units during the two (2)-year period prior to your actions, you will owe the Company such prior cash payment.

Clawback

The Restricted Stock Units are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to (i) any Company “clawback” or recoupment policy or (ii) any law, rule, or regulation that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or law, rule, or regulation.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you will reimburse the Company the amount of any payment in settlement of the Restricted Stock Units earned or accrued during the twelve (12)-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Applicable Law

The laws of the State of Maine will govern all questions concerning the construction, validity, and interpretation of this Agreement, without regard to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference.  This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Restricted Stock Units.  Any prior agreements, commitments, or negotiations concerning this grant are superseded.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

Data Privacy

To administer the Plan, the Company may process personal data about you.  Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.  By accepting the Restricted Stock Units, you give explicit consent to the Company and its Affiliates to process any such personal data.

Consent to Electronic Delivery

By accepting the award of Restricted Stock Units, you consent to receive documents related to the Restricted Stock Units by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term of Continuous Service and thereafter until you withdraw such consent in writing to the Company.

Code Section 409A

This award of Restricted Stock Units is intended to comply with Code Section 409A (“Section 409A”).  To the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided during the six (6)-month period immediately following your separation from service (within the meaning of Section 409A) will instead be paid on the first payroll date after the six (6)-month anniversary of your separation from service (or death, if earlier).[1]  For purposes of the Restricted Stock Units, to the extent required to comply with Section 409A, a termination of Continuous Service only occurs upon an event that would be a separation from service within the meaning of Section 409A.

Neither the Company, any Affiliate, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, any Affiliate, the Board, nor the Committee will have any liability to you or other person for such tax or penalty.

By acknowledging this Agreement with your signature, you agree to all of the terms and conditions described in this Agreement and in the Plan.

Grantee Signature	Date

Footnotes

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